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                                                                    EXHIBIT 99.3

                                                                AGREEMENT "AO-F"

                              NORWEST CORPORATION
                     LONG-TERM INCENTIVE COMPENSATION PLAN
          ACCELERATED OWNERSHIP NON-QUALIFIED STOCK OPTION AGREEMENT
                            GRANT DATE: [GRANTDATE]


EMPLOYEE'S NAME: [FNAME] [LNAME]


1. GRANT OF AO - GRANT # [GRANTNO]. The Corporation has granted the Employee an Accelerated Ownership Non-Qualified Stock Option ("AO") to purchase [SHARES] shares of the Corporation's common stock ("Stock").

2.   AO PURCHASE PRICE.  The AO purchase price is $[OPTIONPRICE] per Share.

3. TERM AND EXERCISE OF AO. The AO is exercisable as of the date of grant as indicated in the attached Grant Summary. The AO may be exercised between the grant/vesting date and the expiration date indicated in the Grant Summary provided you are continuously employed by the Corporation or an Affiliate ("Norwest"). If your employment with Norwest is terminated, the AO may be exercised only as described in paragraph 4 below. While you are alive the AO may be exercised only by you or your guardian or legal representative.

To exercise all or part of the AO, deliver a "Notice of Exercise" to the Norwest Corporation Stock Option Administrator, Norwest Center, Sixth and Marquette, Minneapolis, MN 55479-1037, specifying the number of whole Shares you wish to purchase. You must pay the total AO price for that number of Shares on the day that you exercise either (a) in cash or (b) in whole Shares of Stock valued at its Fair Market Value on the date of exercise (except that cash may be used to buy up to the next whole Share). If Stock is used to pay the purchase price, the Stock used must have been owned by you for at least six months prior to the date of exercise and must not have been used in a stock-for-stock swap transaction within the preceding six months.

4. RETIREMENT, DISABILITY, DEATH OR OTHER TERMINATION OF EMPLOYMENT. If you retire and are entitled to a benefit under Section 6.1 or Section 6.2 of the Norwest Corporation Pension Plan or under Section 4.1 or Section 4.2 of the Norwest Financial Pension Plan or if you become permanently disabled, the AO may be exercised until the expiration date indicated in the grant summary or within one year after your date of death, whichever occurs first. If you die while you are employed by Norwest, the legal representative of your estate or the person who inherited the AO may exercise the AO within one year from the date of your death. However, no one may exercise the AO after the expiration date indicated in the Grant Summary.

If you leave Norwest's employment for any reason other than death, disability, Retirement or discharge for cause, you may exercise through the last business day of the month following the month in which your termination of employment occurs. If you are discharged for cause, the AO will expire upon receipt by you of oral or written notice of termination. Termination of employment does not include a leave of absence approved by the Committee.

5. WITHHOLDING TAXES. When you exercise this AO, you agree to pay all required withholding taxes to your Norwest employer. Income taxes are computed based on the difference between the Fair Market Value (the average of the highest and lowest prices of Norwest common stock) of the Shares acquired on the date of exercise and the AO price for those Shares. Taxes may be paid either in cash or, if you elect, by having the Corporation withhold from the Shares to be issued a number of shares (valued at their Fair Market Value on the date of exercise) necessary to satisfy the taxes. The Corporation is not obligated to deliver the Shares until withholding obligations are met.

6. TRANSFERABILITY OF AO. This AO may be transferred only by will or the laws of descent and distribution.

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7.   NO AGREEMENT FOR NORWEST TO CONTINUE YOUR EMPLOYMENT. Nothing in this
Agreement gives you any right to continued employment and Norwest may terminate you at any time for any reason.

8. GENERAL RESTRICTIONS. The Corporation may delay the exercise of any AO if it determines that (a) the Shares subject to the AO should be listed, registered or qualified on any securities exchange or under any law, or (b) the consent of a regulatory body is desirable.

9. ADDITIONAL PROVISIONS AND INTERPRETATION OF THIS AGREEMENT. This Agreement is subject to the provisions of the Plan. Capitalized terms not defined in this Agreement are used as defined in the Plan. If the Plan and this Agreement are inconsistent, provisions of the Plan will govern. Interpretations of the Plan and this Agreement by the Committee are binding on you and the Corporation.


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